Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

General Dynamics Corporation

We consent to the use of our reports dated February 9, 2015, with respect to the Consolidated Balance Sheets of General Dynamics Corporation and subsidiaries as of December 31, 2014 and 2013, and the related Consolidated Statements Of Earnings (Loss), Comprehensive Income (Loss), Cash Flows, and Shareholders’ Equity for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the Form 10-K of General Dynamics Corporation filed on February 9, 2015, and our report dated June 25, 2015, with respect to the statement of net assets available for benefits of the General Dynamics Corporation 401(k) Plan 5.0 as of December 31, 2014 and 2013, and the related statement of changes in net assets available for benefits for the year ended December 31, 2014, which report appears in the Form 11-K of General Dynamics Corporation filed on June 25, 2015, incorporated by reference herein.

/s/ KPMG LLP

McLean, Virginia

December 21, 2015